Exhibit 10.1

Interim Services Agreement

October 6, 2010

Point Blank Solutions, Inc.
2102 SW 2nd Street
Pompano Beach, FL 33069

Attention:    Deniese Miranda, Human Resources Director

Dear Ms. Miranda:

Tatum, a division of SFN Professional Services LLC (“Tatum,” “we,” “us” or “our”) is pleased that Point Blank Solutions, Inc. (“Company,” “you” or “your”) has selected us to provide you with outsourced interim services.  The services (the “Services”) and fees will be more particularly described on the Schedule attached hereto and will be provided by the individual resource (the “Tatum Resource”) identified on such Schedule.  Schedules for additional Tatum Resources may be added from time to time upon the mutual written agreement of the parties.  In addition, upon the request of the Company and the execution of an additional Schedule to this agreement, Tatum will provide search Services to the Company, all as more particularly described on such Schedule.

Engagement.  The Tatum Resource will be one of Tatum’s professionals, and we will be solely responsible for determining the conditions, terms and payment of compensation and benefits for the Tatum Resource.  You will be solely responsible for providing the Tatum Resource day-to-day guidance, supervision, direction, assistance and other information necessary for the successful and timely completion of the Services.  Tatum will have no oversight, control, or authority over the Tatum Resource with respect to the Services.  The Company acknowledges that it is solely responsible for the sufficiency of the Services for its purposes.  The Company will designate a management-level individual to be responsible for overseeing the Services, and the Tatum Resource will report directly to such individual with respect to the provision of the Services.  Unless the Tatum Resource is acting as an executive officer of the Company and is authorized by the Company to make such decision, the Company will not permit or require the Tatum Resource to be the ultimate decision making authority for any material decision relating to your business, including, without limitation, any proposed merger, acquisition, recapitalization, financial strategy or restructuring.

Fees and Expenses.  You will pay us the fees set forth on the applicable Schedule.  In addition, you will reimburse Tatum directly for all travel and out-of-pocket expenses incurred in connection with this agreement (including any Schedules).

Payment Terms.  Payments to Tatum should be made upon receipt of invoice by electronic transfer in accordance with the instructions set forth below or such alternative instructions as provided by us from time to time.  In lieu of terminating this agreement, we may suspend the provision of any Services if amounts owed are not paid in accordance with the terms of this agreement.

Bank Name and Address:  Bank of America, 1950 N Stemmons Freeway, Suite 5010, Dallas, TX 75207
Beneficiary:  Tatum
Beneficiary Account Number:  3751 80 4507
ABA Transit/Routing Number:  111000012
Please reference Company name in the body of the payment.

Effective Date and Termination.  This agreement will be effective as of the earlier of (i) the date Tatum begins providing Services to the Company, and (ii) the date of the last signature to this agreement as indicated on the signature page.  Either party may terminate this agreement or any Schedule effective immediately upon written notice to the other party.

Hiring the Tatum Resource Outside of a Tatum Agreement.  If, at any time during the time frame in which a Tatum Resource is providing Services to the Company and for a period of 12-months thereafter, other than in connection with this agreement or another Tatum agreement, the Company or any of its subsidiaries or affiliates employs such Tatum Resource, or engages such Tatum Resource as an independent contractor, the Company will pay Tatum a placement fee in an amount equal to 35% of the Tatum Resource’s annual salary and signing bonus.  To the extent ascertainable, the placement fee shall be due upon the commencement of the Tatum Resource’s employment or engagement with the Company (or its subsidiary or affiliate).

Warranties and Disclaimers.  We disclaim all representations and warranties, whether express, implied or statutory, including, but not limited to any warranties of quality, performance, merchantability, or fitness of use or purpose.  Without limiting the foregoing, we make no representation or warranty with respect to the Tatum Resource or the Services provided hereunder, and we will not be responsible for any action taken by you in following or declining to follow any of the Tatum Resource’s advice or recommendations.  The Services provided by Tatum and the Tatum Resource hereunder are for the sole benefit of the Company and not any unnamed third parties.  The Services will not constitute an audit, review, opinion, or compilation, or any other type of financial statement reporting or attestation engagement that is subject to the rules of the AICPA or other similar state or national professional bodies or laws and will not result in an opinion or any form of assurance on internal controls.

Limitation of Liability; Indemnity.

(a)           Tatum’s liability in any and all categories and for any and all causes arising under this agreement, whether based in contract, tort, negligence, strict liability or otherwise, will, in the aggregate, not exceed the actual fees paid by you to us over the term of the agreement with respect to the Tatum Resource from whom the liability arises.  In no event will we be liable for incidental, consequential, punitive, indirect or special damages, including, without limitation, interruption or loss of business, profit or goodwill.  As a condition for recovery of any liability, you must assert any claim against us within three months after discovery or 60 days after the termination or expiration of the applicable Schedule under which the liability arises, whichever is earlier.

(b)           You agree to indemnify us and the Tatum Resource to the full extent permitted by law for any losses, costs, damages, and expenses (including reasonable attorneys’ fees), as they are incurred, in connection with any cause of action, suit, or other proceeding arising in connection with the Tatum Resource’s services to you.

Insurance.  If the Tatum Resource is serving as an officer or executive of the Company, the Company will maintain directors and officers insurance covering the Tatum Resource in an amount reasonably acceptable to the Tatum at no additional cost to Tatum or the Tatum Resource, and the Company will maintain such insurance at all times while this agreement remains in effect.  Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement  or will purchase a directors’ and officers’ extended reporting period or “tail” policy to cover the Tatum Resource after the termination or expiration of the applicable Schedule to the same extent it does so for any other officer or director of the Company.  The Company’s directors and officers insurance must be primary and non-contributory.  Upon the execution of this agreement and at any other time requested by Tatum, the Company will provide Tatum a certificate of insurance evidencing that the Company is in compliance with the requirements of this Section with a note in the Description of Operations section of the certificate indicating that the coverage is extended to the Tatum Resource.

Company Circumstances.  The Company acknowledges to Tatum and the Tatum Resources that, as of the date of this agreement, it is -- and has been for a considerable period of time -- in dire financial condition, having filed for bankruptcy.  Tatum and the Tatum Resources offer no assurances that the Company can be restructured or that the Company’s distressed condition can be reversed.

Governing Law, Arbitration and Witness Fees.

(a)           This agreement will be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of laws provisions.

(b)           If the parties are unable to resolve any dispute arising out of or in connection with this agreement, the parties agree and stipulate that any such disputes will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  The arbitration will be conducted in the Fort Lauderdale, Florida office of the AAA by a single arbitrator selected by the parties according to the rules of the AAA, and the decision of the arbitrator will be final and binding on both parties.  In the event that the parties fail to agree on the selection of the arbitrator within 30 days after either party’s request for arbitration under this Section, the arbitrator will be chosen by the AAA.  The arbitrator may in his or her discretion order documentary discovery but will not allow depositions without a showing of compelling need.  The arbitrator will render his or her decision within 90 days after the call for arbitration.  Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction.  The arbitrator will have no authority to award damages in excess or in contravention of this agreement and may not amend or disregard any provision of this agreement, including this section.  Notwithstanding the foregoing, either party may seek appropriate injunctive relief from any court of competent jurisdiction, and Tatum may pursue payment of any unpaid amounts due under this agreement through any court of competent jurisdiction.

(c)           In the event any professional of Tatum (including, without limitation, any Tatum Resource) is requested or authorized by you or is required by government regulation, subpoena, or other legal process to produce documents or appear as witnesses in connection with any action, suit or other proceeding initiated by a third party against you or by you against a third party, you will, so long as Tatum is not a party to the proceeding in which the information is sought, reimburse Tatum for its professional’s time (based on customary rates) and expenses, as well as the fees and expenses of its counsel, incurred in responding to such requests.  This provision is in addition to and not in lieu of any indemnification obligations the Company may have under this agreement.

Miscellaneous.

(a)           This agreement together with all Schedules constitutes the entire agreement between the parties with regard to the subject matter hereof and supersedes any and all agreements, whether oral or written, between the parties with respect to its subject matter.  No amendment or modification to this agreement will be valid unless in writing and signed by both parties.

(b)           If any portion of this agreement is found to be invalid or unenforceable, such provision will be deemed severable from the remainder of this agreement and will not cause the invalidity or unenforceability of the remainder of this agreement, except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

(c)           Neither party will be deemed to have waived any rights or remedies accruing under this agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy.  The waiver by any party of a breach or violation of any provision of this agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this agreement.

(d)           Neither party will be liable for any delay or failure to perform under this agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

(e)           You may not assign your rights or obligations under this agreement without the express written consent of Tatum.  Nothing in this agreement will confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Tatum Resources.

(f)           The expiration or termination of this agreement or any Schedule will not destroy or diminish the binding force and effect of any of the provisions of this agreement or any Schedule that expressly, or by reasonable implication, come into or continue in effect on or after such expiration or termination, including, without limitation, provisions relating to payment of fees and expenses (including witness fees and expenses and liquidated damage fees), governing law, arbitration, limitation of liability and indemnity.

(g)           You agree to reimburse Tatum for all costs and expenses (including, without limitation, reasonable attorneys’ fees, court costs and arbitration fees) incurred by Tatum in enforcing collection of any monies due under this agreement.

(h)           The parties acknowledge and agree that this agreement does not pertain to any other divisions, affiliates, and/or subsidiaries of SFN Group, Inc. unless otherwise specified herein.

We appreciate the opportunity to serve you and believe this agreement accurately reflects our mutual understanding of the terms upon which the Services will be provided.  We would be pleased to discuss this agreement with you at your convenience.  If the foregoing is in accordance with your understanding, please sign a copy of this agreement and return it to my attention.

Sincerely,

Tatum, a division of SFN Professional Services LLC

/s/ John E. Calia

John E. Calia
Managing Partner

Accepted and agreed:

Point Blank Solutions, Inc.

By:	/s/ James R. Henderson
James R. Henderson
Chairman and Chief Executive Officer

Date:	10/7/10

Schedule to Interim Services Agreement

This Schedule is entered into in connection with that certain Interim Services Agreement, dated October 6, 2010 (the “Agreement”), by and between Tatum, a division of SFN Professional Services LLC (“Tatum,” “we,” “us” or “our”) and Point Blank Solutions, Inc. (“Company,” “you” or “your”) and will be governed by the terms and conditions of the Agreement.

Tatum Resource Name:	William T. Nanovsky
Service Description or Position:	Chief Financial Officer
Company Supervisor:	Chief Executive Officer
Start Date:	October 7, 2010

Fees:  You will pay to Tatum a fee of $42,000.00 a month for the Tatum Resource.  The fees will be prorated for the first and final fee period based on the number of days in such period.  The monthly fee includes allowance for holidays, personal and sick days, and vacation for the Tatum Resource consistent with the Company’s policy as it applies to similarly situated employees of the Company. Subject to your prior approval, you will pay Tatum a fee of $450.00 an hour for time incurred in connection with this Schedule by a member of Tatum’s leadership team for resource coordination, attending meetings with Company personnel, assisting the Tatum Resource with Company issues, and other matters requiring the assistance of Tatum leadership.

Billings:  Tatum will bill for Services semi-monthly in advance of the provision of such Services. If necessary, Tatum will true up advance billings with the next subsequent billing

In the event of a conflict between the terms and conditions of this Schedule and the Agreement, the terms and conditions of the Agreement will control.

Tatum, a division of SFN Professional Services LLC		Point Blank Solutions, Inc.

By:	/s/ John E. Calia	By:	/s/ James R. Henderson
	John E. Calia		James R. Henderson
	Managing Partner		Chairman and Chief Executive Officer

Date:	10/7/10	Date:	10/7/10